UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

XTEND AI ROBOTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-4385227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5247 Crossroads Park Drive Tampa, Florida	33610
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Common Stock, par value $0.0001 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-295380

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

Xtend AI Robotics, Inc. (the “Registrant”) is filing this registration statement on Form 8-A in connection with the transfer of the listing of the Class A common stock, par value $0.0001 per share, of JFB Construction Holdings (“JFB”) (the “Class A Common Stock”) from The Nasdaq Stock Market LLC (“Nasdaq”) to the New York Stock Exchange (the “NYSE”) as part of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of February 13, 2026, as amended on March 21, 2026 and July 16, 2026, and as amended and restated to date (the “Merger Agreement”), by and among the Registrant, JFB, XT Merger Sub 2, Inc., a Nevada corporation and a direct, wholly-owned subsidiary of the Registrant, and Xtend Reality Expansion Ltd., a company organized under the laws of the State of Israel. The Registrant expects the listing and trading of JFB’s Class A Common Stock on Nasdaq to cease at the close of trading on September 3, 2026, and that trading of the common stock, par value $0.0001, of the Registrant (the “Common Stock”) will begin on the NYSE at market open on September 4, 2026.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Common Stock of the Registrant set forth under the heading “Description of New PubCo’s Capital Stock” in the information statement/prospectus filed with the Securities and Exchange Commission on August 11, 2026 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which constitutes a part of the Registration Statement on Form S-4 (File No. 333-295380) initially filed publicly by the Registrant with the Securities and Exchange Commission on April 28, 2026, as subsequently amended from time to time thereafter, is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

Under the instructions as to exhibits with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on the NYSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

XTEND AI ROBOTICS, INC.

Date: September 3, 2026	By:	/s/ Aviv Shapira
Name: Aviv Shapira
Title: Chief Executive Officer